Exhibit 23.13

[BofA Securities, Inc. Letterhead]

October 11, 2024

The Board of Directors

Gatos Silver, Inc.

925 W Georgia Street

Suite 910

Vancouver, BC V6C 3L2

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 4, 2024, to the Board of Directors of Gatos Silver, Inc. (“Gatos”) as Annex B to, and to the reference thereto under the headings “SUMMARY — Opinion of Gatos’ Financial Advisors” and “THE GATOS MERGER — Opinion of the Financial Advisor to Gatos – Opinion of BofA Securities, Inc.” in, the proxy statement/prospectus relating to the proposed merger involving Gatos and First Majestic Silver Corp. (“First Majestic”), which proxy statement/prospectus forms a part of First Majestic’s Registration Statement on Form F-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Page 1 of 1